                                                                    Exhibit 4.2
                                                                 EXECUTION COPY


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                          QUALITY CARE SOLUTIONS, INC.

                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                  May 29, 1998





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
                               TABLE OF CONTENTS

SECTION 1. Authorization and Sale of Series C Preferred Stock ........................................... 1

     1.1. Authorization of Series C Preferred Stock ..................................................... 1
     1.2. Sale of Series C Preferred Stock .............................................................. 1

SECTION 2. Closing Dates; Delivery ...................................................................... 1

     2.1. Closing Dates ................................................................................. 1
     2.2. Delivery and Payment .......................................................................... 2

SECTION 3. Representations and Warranties of the Company ................................................ 2

     3.1. Organization and Standing; Charter Documents .................................................. 2
     3.2. Corporate Power ............................................................................... 2
     3.3. Subsidiaries .................................................................................. 3
     3.4. Capitalization ................................................................................ 3
     3.5. Authorization ................................................................................. 3
     3.6. Proprietary Rights ............................................................................ 4
     3.7. Litigation, etc. .............................................................................. 5
     3.8. Material Liabilities .......................................................................... 5
     3.9. Material Agreements ........................................................................... 5
     3.10. Title to Properties and Assets; Liens, etc. .................................................. 5
     3.11. Compliance with Other Instruments, None Burdensome, etc. ..................................... 5
     3.12. Employees .................................................................................... 6
     3.13. Registration Rights .......................................................................... 6
     3.14. Governmental Consent, etc. ................................................................... 6
     3.15. Offering ..................................................................................... 6
     3.16. Brokers or Finders ........................................................................... 7
     3.17. Related-Party Transactions ................................................................... 7
     3.18. Permits ...................................................................................... 7
     3.19. Insurance .................................................................................... 7
     3.20. Financial Statements ......................................................................... 7
     3.21. Employee Benefit Plans ....................................................................... 8
     3.22. Tax Returns and Payments ..................................................................... 8
     3.23. Minute Books ................................................................................. 8
     3.24. Section 1202 of the Internal Revenue Code .................................................... 8
     3.25. Disclosure ................................................................................... 9

SECTION 4. Representations and Warranties of the Purchasers .............................................10

     4.1. Preexisting Relationship with Company; Business and Financial Experience ......................10
     4.2. Investment Intent; Blue Sky ...................................................................10
     4.3. Rule 144 ......................................................................................10
     4.4. No Public Market ..............................................................................10
     4.5. Restrictions on Transfer; Restrictive Legends .................................................10



     4.6.  Authorization .................................................... 11
     4.7.  Tax Liability .................................................... 11

SECTION 5. Covenants ........................................................ 11

     5.1.  Annual Financial Statements ...................................... 11
     5.2.  Insurance ........................................................ 11
     5.3.  Board of Directors ............................................... 11

SECTION 6. Conditions to Closing of the Purchasers .......................... 11

     6.1.  Representations and Warranties Correct ........................... 11
     6.2.  Covenants ........................................................ 12
     6.3.  Opinion of the Company's Counsel ................................. 12
     6.4.  Blue Sky ......................................................... 12
     6.5.  Restated Certificates ............................................ 12
     6.6.  Legal Matters .................................................... 12
     6.7.  Shareholder Rights Agreement ..................................... 12
     6.8.  Compliance Certificate ........................................... 12
     6.9.  Board of Directors ............................................... 12
     6.10. Purchaser's Due Diligence ........................................ 12
     6.11. Employment, Confidential Information and Invention Assignment
           Agreements ....................................................... 12
     6.12. Management Rights Letter ......................................... 13

SECTION 7. Conditions to Closing of the Company ............................. 13

     7.1.  Representations and Warranties Correct ........................... 13
     7.2.  Covenants ........................................................ 13
     7.3.  Blue Sky ......................................................... 13
     7.4.  Restated Certificate ............................................. 13
     7.5.  Legal Matters .................................................... 13
     7.6.  Shareholder Rights Agreement ..................................... 13

SECTION 8. Miscellaneous .................................................... 13

     8.1.  Governing Law .................................................... 13
     8.2.  Entire Agreement; Amendment ...................................... 13
     8.3.  Notices, etc. .................................................... 14
     8.4.  Delays or Omissions .............................................. 15
     8.5.  Expenses ......................................................... 15
     8.6.  Counterparts ..................................................... 15
     8.7.  Severability ..................................................... 15
     8.8.  Titles and Subtitles ............................................. 15

SCHEDULE I     Schedule of Purchasers
EXHIBIT A      Restated Series A and B Certificates of Designation and Series C
               Certificate of Designation
EXHIBIT B      Schedule of Exceptions
EXHIBIT C      Shareholder Rights Agreement
EXHIBIT D      Form of Employment, Confidential Information and Invention
               Assignment Agreement
EXHIBIT E      Form of Legal Opinion of Bryan Cave LLP
EXHIBIT F      Compliance Certificate
EXHIBIT G      Management Rights Letter

                                                                  EXECUTION COPY

                          QUALITY CARE SOLUTIONS, INC.

                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

     This agreement (the "AGREEMENT") is made effective as of May 29, 1998, by and among Quality Care Solutions, Inc., a Nevada corporation (the "COMPANY"), and each of the purchasers (the "PURCHASERS") listed on the Schedule of Purchasers attached hereto as Schedule I (the "SCHEDULE OF PURCHASERS").

                                   SECTION 1.

               AUTHORIZATION AND SALE OF SERIES C PREFERRED STOCK

     1.1 AUTHORIZATION OF SERIES C PREFERRED STOCK. The Company has authorized the sale and issuance of 5,194,805 shares (the "SHARES") of Series C Preferred Stock (the "SERIES C PREFERRED"), having the rights, preferences, privileges and restrictions as set forth in the certificate of designation in substantially the form attached hereto as Exhibit A (the "SERIES C CERTIFICATE").

     1.2 SALE OF SERIES C PREFERRED STOCK. Subject to the terms and conditions hereof, the Company will issue and sell to each of the Purchasers, severally, and each Purchaser will severally buy from the Company the total number of Shares specified opposite such Purchaser's name on the Schedule of Purchasers, at a per share purchase price of $0.77 (the "PER SHARE PRICE"), and at the aggregate purchase price set forth opposite such Purchaser's name on the Schedule of Purchasers. The Company's agreements with each of the Purchasers are separate agreements, and the sales of the Series C Preferred to each of the Purchasers are separate sales.

                                   SECTION 2.

                            CLOSING DATES; DELIVERY

     2.1 CLOSING DATES. It is anticipated that purchases and sales of the Shares hereunder shall be consummated at one or two closings (collectively, the "CLOSINGS" or individually, a "CLOSING"). Each Closing will be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA at 10:00 a.m. (Pacific Time), or at such other time and place upon which the Company and the Purchasers consummating purchases at such Closing shall agree. The first such Closing (the "FIRST CLOSING") shall take place on May 29, 1998 or such other date upon which the Company and the Purchasers participating in the First Closing shall agree (the date and time of the First Closing is hereinafter referred to as the "FIRST CLOSING DATE"). The Company may hold one subsequent Closing (the "SECOND CLOSING") which will occur not later than 30 days after the First Closing Date. The Per Share Price and other terms of sales consummated at the Second Closing shall be substantially identical to the terms of the sale consummated at the First Closing. The Schedule of Purchasers shall be amended in connection with the Second Closing to add thereto information relating to the Purchasers participating in such Closing and Section 1.1 shall be amended to increase the aggregate number of shares of

Series C Preferred to be sold under this Agreement, such aggregate number not to exceed 7,241,073. Such increased number of Shares shall be authorized in an amendment to the Series C Certificate which has been duly adopted by the Board of Directors and approved by the required vote of the stockholders. Each Purchaser whose sales are consummated at the First Closing agrees to approve such an amendment to the Series C Certificate provided that (i) the Second Closing occurs within 30 days of the First Closing, (ii) the aggregate number of shares of Series C Preferred authorized for issuance does not exceed 7,241,073 and (iii) only current holders of Series A Preferred Stock and Series B Preferred Stock purchase shares at the Second Closing.

     2.2 DELIVERY AND PAYMENT. At each Closing, the Company will deliver to each Purchaser with respect to the Shares being purchased at such Closing, a certificate or certificates, registered in such Purchaser's name as set forth on the Schedule of Purchasers, representing the number of Shares to be purchased by such Purchaser at such Closing, against payment of the purchase price therefor, by check payable to the Company, or by wire transfer per the Company's instructions.

                                   SECTION 3.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     Except as set forth on Exhibit B attached hereto or, with respect to the Second Closing, in the supplemental disclosure letter delivered by the Company to the Purchasers participating in the Second Closing prior to the Second Closing, the Company represents and warrants to each Purchaser that, as of date of the Closing at which such Purchaser consummates its purchase of Shares hereunder:

     3.1 ORGANIZATION AND STANDING; CHARTER DOCUMENTS. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is presently qualified to do business as a foreign corporation in Arizona and there is no other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or financial condition of the Company. The Company has furnished the counsel for the Purchasers with copies of its Articles of Incorporation (the "ARTICLES"), amended and restated certificates of designation for each of the Series A Preferred Stock and Series B Preferred Stock (the "RESTATED CERTIFICATES OF DESIGNATION"), Series C Certificate and Bylaws (collectively, the "CHARTER DOCUMENTS"). Said copies are true, correct and complete and reflect all amendments now in effect.

     3.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and the Shareholder Rights Agreement in substantially the form attached hereto as Exhibit C (the "SHAREHOLDER RIGHTS AGREEMENT"), to sell and issue the Shares hereunder, to issue the underlying Common Stock (the "CONVERSION STOCK") in accordance with the provisions of the Charter Documents, and to carry out and perform its obligations under the terms of this Agreement and the Shareholder Rights Agreement.

     3.3 SUBSIDIARIES. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

     3.4 CAPITALIZATION. The authorized capital stock of the Company will, upon the filing of the Restated Certificates of Designation and the Series C Certificate, consist of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 2,861,382 have been designated Series A Preferred Stock ("SERIES A PREFERRED"), 160,000 have been designated as Series B Preferred Stock ("SERIES B PREFERRED") and 5,194,805 have been designated as Series C Preferred Stock. Immediately prior to the Closing, the total number of outstanding shares of Common Stock was 9,123,713. Upon the filing of the Restated Certificates of Designation and the Series C Certificate and immediately prior to the Closing, the total number of outstanding shares of Series A Preferred Stock was 2,861,382 and the total number of outstanding shares of Series B Preferred Stock was 160,000. The Series A Preferred Stock and the Series B Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in each of their respective Restated Certificates of Designation. The Series C Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Series C Certificate. All currently outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with state and federal applicable securities laws, and a true complete list of all holders of such shares is set forth on Exhibit B. The Company has reserved 5,194,805 shares of Series C Preferred for issuance hereunder, 5,194,805 shares of Common Stock for issuance upon conversion of the Series C, 160,000 shares of Common Stock for issuance upon conversion of the Series B Preferred and 2,861,382 shares of Common Stock for issuance upon conversion of the Series A Preferred. Of the 2,500,000 shares of Common Stock of the Company reserved for issuance under the Company's stock option plans, 123,664 shares have been issued pursuant to the exercise of options granted with respect thereto, 2,020,668 shares remain subject to outstanding options, and 355,668 shares remain available to underlie future option grants. In addition, as of the Closing, there are outstanding warrants to purchase an aggregate of 412,142 shares of the Company's Common Stock. All of the granted options and warrants have been duly authorized, validly issued and have been issued in compliance with applicable state and federal securities laws and a true and complete list of all grantees of such options and warrants is set forth on Exhibit B. Except as set forth above and as provided in the Company's Charter Documents, there are no options, warrants or other rights to purchase or acquire any of the Company's authorized and unissued capital stock. The Company is not a party or subject to any agreement or understanding, and to the best of the knowledge of the Company, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

     3.5 AUTHORIZATION. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this

Agreement and the Shareholder Rights Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the Conversion Stock and the performance of all of the Company's obligations hereunder and under the Shareholder Rights Agreement has been taken or will be taken prior to the First Closing. This Agreement and the Shareholder Rights Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies; provided, however, that the Company makes no representation as to the enforceability of the indemnification provisions contained in the Shareholder Rights Agreement. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions described in the Series C Certificate; the Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, when issued in compliance with the provisions of the Articles and the Series C Certificate, will be validly issued, fully paid and nonassessable; and the Shares and the Conversion Stock will be free of any liens or encumbrances (assuming the Purchasers take the Shares with no notice thereof) other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Shares and the Conversion Stock may be subject to restrictions on transfer under state or federal securities laws and restrictions set forth in the Shareholder Rights Agreement. The issuance of the Shares is not subject to any preemptive rights or rights of first refusal, except for the rights of the Series A and Series B set forth in each of their Restated Certificates of Designation.

     3.6 PROPRIETARY RIGHTS. The Company has title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes used in or necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not violated nor, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade proprietary rights of any other person or entity. To the best knowledge of the Company after due and diligent investigation, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Shareholder Rights Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge after due and diligent investigation, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

     3.7 LITIGATION, ETC. There are no actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened against the Company or its properties before any court or governmental agency. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

     3.8 MATERIAL LIABILITIES. Except as set forth in the Financial Statements (as defined in Section 3.20), the Company has no liabilities or obligations, absolute or contingent, which are reasonably expected to exceed $25,000 individually or in the aggregate.

     3.9 MATERIAL AGREEMENTS. All of the contracts and agreements with expected receipts or expenditures in excess of $25,000 or involving a license or grant of rights to or from the Company involving patents, copyrights, trademarks, or other proprietary information applicable to the business of the Company, to which the Company is a party and which are in effect as of the First Closing Date are listed on Exhibit B. All such contracts and agreements are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and the Company has not received any indication of an intention to terminate any such contract or agreement by any of the parties to any such contract or agreement.

     3.10 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which, when considered individually or together, do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business and such properties and assets are sufficient to enable the Company to carry on its business as presently conducted and, to the Company's knowledge, as proposed to be conducted.

     3.11 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of or default under: (i) any term of its Charter Documents, as amended to date; (ii) in any material respect, any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree; and (iii) any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Shares and the Conversion Stock, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Company's Charter Documents, as amended to date and have not and will not result in any violation of, or conflict with, or constitute a default under, any of its agreements nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

     3.12 EMPLOYEES. No employee of the Company has any agreement or contract, written or oral, except as set forth herein, regarding such person's employment with the Company. To the best of the Company's knowledge after due and diligent investigation, no employee of the Company nor any consultant with whom the Company has contracted is in violation of any term of any employment contract, non-disclosure agreement or any other similar contract or agreement relating to the relationship of such employee or consultant with the Company, any former employer or any other party. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of officers and/or key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of officers and/or key employees. Each prior and current officer, employee and consultant of the Company has executed an Employment, Confidential Information and Invention Assignment Agreement substantially in the form attached hereto as Exhibit D. No current officer, employee or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such Employment Confidential Information and Invention Assignment Agreement.

     3.13 REGISTRATION RIGHTS. Except as set forth in (i) the Shareholder Rights Agreement and (ii) certain outstanding warrants held by Peacock, Hislop, Staley & Given, Inc. to purchase an aggregate of 312,142 shares of Common Stock of the Company, the Company immediately prior to the First Closing will not be under any contractual obligation to register under the Securities Act of 1933, as amended (the "SECURITIES ACT"), any of its presently outstanding securities or any of its securities which may hereafter be issued.

     3.14 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares or the Conversion Stock, or the consummation of any other transaction contemplated hereby, except (a) the filing of the Restated Certificates of Designation and the Series C Certificate in the office of the Nevada Secretary of State prior to the Closing and (b) the qualification (or taking of such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares and the Conversion Stock under applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

     3.15 OFFERING. Subject to the accuracy of the Purchasers' representations in Section 4 hereof, the offer, sale and issuance of the Shares and the Conversion Stock constitute transactions exempt from the registration requirements of Section 5 of the Securities Act. Neither the Securities and Exchange Commission not any state securities commission has issued any order preventing or suspending the offer, sale and issuance of the Shares and the Conversion Stock, or, to the best knowledge of the Company, contemplated instituting proceedings for that purpose.

     3.16 BROKERS OR FINDERS. Neither the Company nor the Purchaser, as a result of any action taken by the Company, have incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

     3.17 RELATED-PARTY TRANSACTIONS. No employee, officer, or director of the Company or member of such person's immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them except as disclosed in Exhibit B. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own less than 1% of the outstanding stock in a publicly traded company that may compete with the Company. No employee, officer or director of the Company or member of such person's immediate family is directly or indirectly interested in any contract with the Company.

     3.18 PERMITS. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted or proposed to be conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

     3.19 INSURANCE. The Company has insurance policies in effect covering the risks associated with its business and properties which are of such character and in such amounts as are customarily maintained by entities engaged in the same or similar business and similarly situated. The Company has obtained, or prior to Closing will obtain, a life insurance policy on J. Mikel Echeverria with a face amount of $500,000, with proceeds payable to the Company.

     3.20 FINANCIAL STATEMENTS. The Company has delivered to the Purchasers an audited balance sheet and profit and loss statement as of and for the annual period ended December 31, 1997 (the "ANNUAL FINANCIAL STATEMENTS") and unaudited balance sheet and profit and loss statement as of and for the three month period ended March 31, 1998 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been complied on a consistent basis throughout the period indicated and with each other. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 1998 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate or not material to the financial condition or operating results of the Company. The Company hereby represents and warrants that the Annual Financial Statements have been, and all yearly financial statements thereafter shall be, audited by an independent certified public accounting firm of national recognition and such financial statements shall be prepared in accordance with generally accepted accounting principles.

     3.21 EMPLOYEE BENEFIT PLANS. The Company does not have any Employee
Benefit Plans as defined in the Employee Retirement Income Security Act of 1974.

     3.22 TAX RETURNS AND PAYMENTS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due.

     3.23 MINUTE BOOKS. The copy of the minute books of the Company provided to the counsel for the Purchasers contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

     3.24 SECTION 1202 OF THE INTERNAL REVENUE CODE. The capital stock issuable hereunder will constitute "Qualified Small Business Stock" within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "CODE"), as of the date of issuance and the Company hereby represents, warrants and covenants that it shall continue to do the following:

          (a) use its reasonable best efforts to cause the Shares to continue to constitute Qualified Small Business Stock, including without limitation, compliance with the reporting and record keeping requirements of Section 1202 of the Code and any regulations promulgated thereunder; and

          (b) without limiting the generality of the foregoing, use its reasonable efforts to provide the Purchasers with notice at least thirty (30) business days prior to taking any of the following actions:

               (i) Within the two-year period ending one year from the date hereof, purchase an amount of its own stock (within the meaning of Section 1202(c)(3) of the Code) having an aggregate value at the time(s) of purchase exceeding five percent of the aggregate value of all of its outstanding stock determined as of the start of such period;

               (ii) Conduct any of the following businesses (as defined for purposes of Section 1202(e)(3) of the Code:

               (A) any business involving the performance of service in the fields of law, accounting, actuarial science, performing arts, athletics or brokerage services;

               (B)  any banking or insurance business;

               (C) any farming business (including the business of raising or harvesting trees);

               (D) any business involving the production of extraction of natural resources with respect to which a deduction is allowable under Section 613 or 613A of the Code;

               (E) any business of operating a hotel, motel, restaurant or similar establishment;

          (iii) Permit more than 10% of the value of its assets to consist of stock issued by other companies (other than stock of companies that qualify as subsidiaries of the Company within the meaning of Section 1202(e)(5) of the Code or stock that is held as working capital or reasonably expected to be sold within two years to finance research and experimentation within the meaning of
Section 1202(e)(6) of the Code;

          (iv) Permit more than 10% of the value of its assets to consist of real property which is not used in the active conduct of a qualified trade or business within the meaning of Section 1202(e)(7) of the Code;

          (v) Make an election under section 936 of the Code (relating to the Puerto Rico and possessions tax credit) or permit a subsidiary to make such an election; or

          (vi) In a single transaction or series of related transactions, raise capital or more than $1 million through the issuance of securities or the incurrence of indebtedness if such transaction or series of related transactions likely would cause the Company to fail to satisfy the active business requirement set forth in Section 1202(e)(1) of the Code by virtue of holding excess cash or investment assets.

     For purposes of the foregoing, any valuation of other determination (including, without limitation, a determination that a specific course of action does not constitute the conduct of a business described in 2(b), above) made by the Company's Board of Directors in good faith or for which there was, at the time made, a reasonable basis in law or fact shall be conclusive.

     3.25 DISCLOSURE. No representation or warranty made by the Company in this Agreement, any schedule or exhibit hereto, or any certificate delivered hereunder or any other statement or document delivered to the Purchasers by or on behalf of the Company contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   SECTION 4.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby severally represents and warrants to the Company as follows:

     4.1 PREEXISTING RELATIONSHIP WITH COMPANY; BUSINESS AND FINANCIAL EXPERIENCE. It either (i) has a prior business and/or personal relationship with the Company and/or its officers and directors, or (ii) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Company, and who are not compensated by the Company, it has the capacity to protect its own interests in connection with the purchase of the Shares and underlying Conversion Stock.

     4.2 INVESTMENT INTENT; BLUE SKY. It is acquiring the Shares and the underlying Conversion Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. It understands that the issuance of the Shares and the underlying Conversion Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Purchaser's investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser's address set forth on Schedule I represents the Purchaser's true and correct state of domicile, upon which the Company may rely for the purpose of complying with the applicable "Blue Sky" laws.

     4.3 RULE 144. It acknowledges that the Shares and the underlying Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in a transaction directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.4 NO PUBLIC MARKET. It understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

     4.5 RESTRICTIONS ON TRANSFER; RESTRICTIVE LEGENDS. It understands that the transfer of the Shares and the Conversion Stock is restricted by applicable state and Federal securities laws, and that the certificates representing the Shares and the Conversion Stock will be imprinted with legends restricting transfer except in compliance therewith.

     4.6 AUTHORIZATION. All action on the part of the Purchaser's partners, board of directors, and stockholders, as applicable, necessary for the authorization, execution, delivery and performance of this Agreement and the Shareholder Rights Agreement by the Purchaser, the purchase of and payment for the Shares and the Conversion Stock and the performance of all of the Purchaser's obligations hereunder and under the Shareholder Rights Agreement has been taken or will be taken prior to the Closing. This Agreement and the Shareholder Rights Agreement, when executed and delivered by the Purchaser, shall constitute valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies; provided, however, that the Purchaser makes no representation as to the enforceability of the indemnification provisions contained in the Shareholder Rights Agreement.

     4.7 TAX LIABILITY. It has reviewed with its own tax advisors the tax consequences of the transactions contemplated by this Agreement. It relies solely on such advisors and not on any statements or representations of the Company or any of the Company's agents with respect to such tax consequences. It understands that it, and not the Company, shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

                                   SECTION 5.

                                   COVENANTS


     5.1 ANNUAL FINANCIAL STATEMENTS. Immediately after the First Closing, the Company shall deliver to the Purchasers the Annual Financial Statements.

     5.2 INSURANCE. The Company will obtain within 30 days after the First Closing Date a life insurance policy on J. Mikel Echeverria with a face amount of $1,000,000, with proceeds payable to the Company.

     5.3 BOARD OF DIRECTORS. With 60 days after Closing, the Company's Board of Directors shall appoint an outside director with industry experience who is acceptable to all directors.

                                   SECTION 6.

                    CONDITIONS TO CLOSING OF THE PURCHASERS

     Each Purchaser's obligation to purchase the Shares is, unless waived in writing by the Purchaser, subject to the fulfillment as of the date of such Closing of the following conditions:

     6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the date of the Closing at which the Purchaser consummates its purchase of Shares hereunder.

     6.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the First Closing Date shall have been performed or complied with in all material respects.

     6.3 OPINION OF THE COMPANY'S COUNSEL. The Purchaser shall have received from Bryan Cave LLP, counsel to the Company, an opinion addressed to the Purchaser, dated as of the date of the Closing at which the Purchaser consummates its purchase of Shares hereunder, in substantially the form of Exhibit E.

     6.4 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the underlying Conversion Stock.

     6.5 RESTATED CERTIFICATES. The Restated Certificates of Designation and the Series C Certificate shall have been filed in the office of the Nevada Secretary of State.

     6.6 LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the Purchasers.

     6.7 SHAREHOLDER RIGHTS AGREEMENT. The Shareholder Rights Agreement shall have been executed and delivered by the parties thereto in substantially the form attached hereto as Exhibit C.

     6.8 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate of the Company in substantially the form attached hereto as Exhibit F, executed by the President of the Company, dated as of the date of the Closing at which the Purchaser consummates its purchase of Shares hereunder, and certifying, among other things, to the fulfillment of the conditions specified in Sections 6.1 and 6.2 of this Agreement.

     6.9 BOARD OF DIRECTORS. Upon the Closing, the members of the Company's Board of Directors shall be J. Mikel Echeverria and Gregory S. Anderson (who shall fill the two board seats nominated by Management), Kent Mueller (who shall be the Series A designee) Brian Smith (who shall be the Series C designee) and one open seat which shall be filled in accordance with Section 5.3 of this Agreement.

     6.10 PURCHASER'S DUE DILIGENCE. Each Purchaser shall have satisfied itself as to its due diligence investigation of the Company. Without limitation, (i) each Purchaser shall have received annual financial statements as of December 31, 1997 together with a draft audit report by an independent national accounting firm and (ii) if applicable, each Purchaser shall have received the approval of its investment committee or similar body.

     6.11 EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENTS. Each officer, employee and consultant of the Company shall have executed an Employment, Confidential Information and Invention Assignment Agreement substantially in the form attached hereto as Exhibit D.

     6.12 MANAGEMENT RIGHTS LETTER. The Company shall have executed and delivered to the Purchasers consummating sales at the First Closing a management rights letter in substantially the form attached hereto as Exhibit G.

                                   SECTION 7.

                      CONDITIONS TO CLOSING OF THE COMPANY

     The Company's obligation to sell and issue the Shares at each Closing is, unless waived in writing by the Company, subject to the fulfillment as of the date of the Closing of the following conditions:

     7.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations made in
Section 4 hereof by the Purchasers purchasing at such Closing shall be true and correct as of the date of such Closing.

     7.2 COVENANTS. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Purchasers on or prior to the date of such Closing shall have been performed or complied with in all material respects.

     7.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the underlying Conversion Stock.

     7.4 RESTATED CERTIFICATE. The Restated Certificates of Designation and the Series C Certificate shall have been filed in the office of the Nevada Secretary of State.

     7.5 LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the Company.

     7.6 SHAREHOLDER RIGHTS AGREEMENT. Each of the Purchasers shall have executed and delivered the Shareholder Rights Agreement in substantially the form attached hereto as Exhibit C.

                                   SECTION 8.

                                 MISCELLANEOUS

     8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Nevada without regard to conflict of laws provisions.

     8.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the exhibits hereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought or, in the case of the Purchasers, by the holders of a majority of the Shares purchased hereunder. Notwithstanding the foregoing, the Company, acting alone, may amend (i) the Schedule of Purchasers in connection with the Second Closing as provided in Section 2.1 and/or (ii)
Section 1.1 to increase the aggregate number of shares of Series C Preferred to be sold under this Agreement, provided that such increased number of Shares has been authorized in an amendment to the Series C Certificate which has been duly adopted by the Board of Directors and approved by the required vote of the stockholders; provided, however, that no such amendment shall have the effect of increasing the number of Shares which any Purchaser is obligated to purchase without such Purchaser's consent.

     8.3 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

          (a)  if to a Purchaser, at such Purchaser's address as set forth in
Schedule I or at such other address as such Purchaser shall have furnished to the Company, with a copy to:

               Wilson Sonsini Goodrich & Rosati, PC
               650 Page Mill Road
               Palo Alto, California 94303-1050
               Attn: Christopher G. Nicholson, Esq.
               Fax: (650) 493-6811

          (b)  if to the Company, to:

               Quality Care Solutions, Inc.
               5030 East Sunrise Drive
               Phoenix, Arizona 85044
               Attn: Gregory S. Anderson
               Fax: (602) 940-1388

or at such other address as the Company shall have furnished to the Purchaser, with a copy to:

               Bryan Cave LLP
               2800 North Central Avenue, 21st Floor
               Phoenix, Arizona 85004-1098
               Attn: Joseph P. Richardson, Esq.
               Fax: (602) 266-5938

          Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     8.4 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     8.5 EXPENSES. The Company shall bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby and will pay the reasonable out-of-pocket expenses of the Purchasers, including legal fees and expenses of Wilson Sonsini Goodrich & Rosati, P.C., as counsel to the Purchasers.

     8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

     8.7 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, which shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     8.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     The foregoing agreement is hereby executed effective as of the date first set forth above.

"COMPANY"

QUALITY CARE SOLUTIONS, INC.,
a Delaware corporation


By:   /s/ Gregory S. Anderson
      ______________________________
      Gregory S. Anderson, President

Date: ______________________________

"PURCHASERS"

DOMINION FUND IV, A DELAWARE LIMITED PARTNERSHIP

by its general partner, DOMINION MANAGEMENT IV, L.L.C.



/s/ Brian Smith
____________________________________
By:     Brian Smith
Title:  Member
Date:   May 29, 1998






    [Signature page to Quality Care Solutions, Inc. Series C Preferred Stock
                              Purchase Agreement]

                                   EXHIBIT A
                (To Series C Preferred Stock Purchase Agreement)


         RESTATED CERTIFICATE OF DESIGNATION OF THE SERIES A PREFERRED,
       RESTATED CERTIFICATE OF DESIGNATION OF THE SERIES B PREFERRED AND
              CERTIFICATE OF DESIGNATION OF THE SERIES C PREFERRED


                [See Exhibit 3.1 of S-1 Registration Statement]

                                   EXHIBIT B
                (To Series C Preferred Stock Purchase Agreement)


                             SCHEDULE OF EXCEPTIONS


                        (Omitted on original document).

                                   EXHIBIT C
                (To Series C Preferred Stock Purchase Agreement)


                          SHAREHOLDER RIGHTS AGREEMENT


                                   Attached.

                [See Exhibit 4.3 of S-1 Registration Statement]

                                   EXHIBIT D
                (To Series C Preferred Stock Purchase Agreement)


FORM OF EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT


                        (Omitted on original document).

                                   EXHIBIT E
                (To Series C Preferred Stock Purchase Agreement)


                    FORM OF LEGAL OPINION OF BRYAN CAVE LLP


                         (Omitted on Original Document)

                                   EXHIBIT F
                (To Series C Preferred Stock Purchase Agreement)


                             COMPLIANCE CERTIFICATE


                         (Omitted on Original Document.)

                                   EXHIBIT G
                (To Series C Preferred Stock Purchase Agreement)


                            MANAGEMENT RIGHTS LETTER


                        (Omitted on Original Document.)

                                   SCHEDULE I

                (To Series C Preferred Stock Purchase Agreement)

               SCHEDULE OF PURCHASERS OF SERIES C PREFERRED STOCK


  NAME, ADDRESS AND FAX NUMBER OF           NO. OF          DOLLAR
            PURCHASER                       SHARES          AMOUNT          CLOSING DATE
Dominion Fund IV, a Delaware Limited      5,194,805      $3,999,999.85       May 29, 1998
Partnership
44 Montgomery Street, Suite 4200
San Francisco, CA 94104
Fax: 415-394-9245